Exhibit 99.1

For immediate release March 3, 2008	Eric R. Graef Preformed Line Products (440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2007
➢ Net sales increased 17% for the year 2007

➢ Earnings per diluted share increased 27% for the year 2007
Mayfield Village, Ohio, March 3, 2008 — Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the fourth quarter and the full year 2007.
Net income for the quarter ended December 31, 2007 was $1,568,000, or $.29 per diluted share, compared to $2,044,000, or $.38 per diluted share, for the comparable period in 2006. Net income for the quarter ended December 31, 2007 included non-cash, after-tax charges of $537,000 for goodwill impairment and the write off of tax loss carryforwards, both related to our Thailand operation. Net sales in the fourth quarter 2007 improved 32% to $68,224,000 compared to last year’s $51,765,000.
Net income for the year ended December 31, 2007 increased 22% to $14,766,000, or $2.72 per diluted share, compared to the prior year’s $12,103,000, or $2.14 per diluted share. Net sales for the year 2007 improved 17% to $254,607,000 compared to last year’s $216,937,000.
Currency had a favorable impact on sales for the year and fourth quarter of $10 million and $4 million, respectively. Currency favorably impacted net income for the year and quarter by $.6 million and $.3 million, respectively.
Rob Ruhlman, Chairman and Chief Executive Officer, said, “I am pleased with the growth and progress of our domestic business. Improvements in our domestic sales are allowing us to successfully leverage our expenses. Our international businesses maintained their positions after strong gains experienced in 2006. Our acquisitions were successfully integrated and provide exciting expansion of our product lines. Sales from our newly acquired companies contributed $17 million for the year and $7 million for the quarter. I see a strong future for Preformed Line Products.”

PAGE 2 / PLP ANNOUNCES FOURTH QUARTER RESULTS
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates four domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, Albemarle, North Carolina, and Asheville, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K/A filed with the SEC on January 4, 2008. The Form 10-K/A and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

	Three month periods ended December 31,		Twelve month periods ended December 31,
In thousands, except per share data	2007	2006	2007	2006
Net sales	$68,224	$51,765	$254,607	$216,937
Cost of products sold	47,913	35,639	171,544	147,132

GROSS PROFIT	20,311	16,126	83,063	69,805

Costs and expenses
Selling	6,715	5,611	25,504	22,483
General and administrative	8,801	6,481	27,902	23,828
Research and engineering	2,276	1,852	8,305	7,659
Other operating expenses (income) — net	177	69	298	387
Asset impairment	199	—	199	—

	18,168	14,013	62,208	54,357
Royalty income — net	338	330	1,825	1,334

OPERATING INCOME	2,481	2,443	22,680	16,782

Other income (expense)
Interest income	297	350	1,150	1,494
Interest expense	(158)	(165)	(595)	(564)
Other expense — net	(283)	(18)	(305)	(71)

	(144)	167	250	859

INCOME BEFORE INCOME TAXES
AND MINORITY INTERESTS	2,337	2,610	22,930	17,641

Income taxes	739	566	8,110	5,538

INCOME BEFORE MINORITY INTERESTS	1,598	2,044	14,820	12,103

Minority interests	30	—	54	—

NET INCOME	$1,568	$2,044	$14,766	$12,103

Net income per share — basic	$0.29	$0.38	$2.75	$2.16

Net income per share — diluted	$0.29	$0.38	$2.72	$2.14

Cash dividends declared per share	$0.20	$0.20	$0.80	$0.80

Weighted average number of shares outstanding — basic	5,379	5,360	5,372	5,611

Weighted average number of shares outstanding — diluted	5,430	5,405	5,422	5,660

In 2007 we adopted FASB Staff Position No. AUG AIR — 1 retrospectively. Consequently for the three month period and twelve month period ended December 31, 2006 net income increased by $12 and $43, respectively.

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
Thousands of dollars, except share data	2007	2006

ASSETS
Cash and cash equivalents	$23,392	$29,949
Accounts receivable, less allowances of $1,718 ($1,209 in 2006)	40,079	30,029
Inventories — net	48,926	36,747
Deferred income taxes	3,192	1,415
Prepaids and other	4,542	2,504

TOTAL CURRENT ASSETS	120,131	100,644

Property and equipment — net	62,901	52,810
Patents and other intangibles — net	5,637	2,546
Goodwill — net	3,928	2,166
Deferred income taxes	3,685	6,258
Other assets	8,190	6,428

TOTAL ASSETS	$204,472	$170,852

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable to banks	$4,076	$3,738
Current portion of long-term debt	1,949	2,157
Trade accounts payable	16,083	11,606
Accrued compensation and amounts withheld from employees	7,309	5,556
Accrued expenses and other liabilities	13,866	10,022

TOTAL CURRENT LIABILITIES	43,283	33,079

Long-term debt, less current portion	3,010	2,204
Other non-current liabilities and deferred income taxes	6,947	4,421
Minority interests	904	—

SHAREHOLDERS’ EQUITY
Common shares — $2 par value, 15,000,000 shares authorized,
5,380,956 and 5,360,259 outstanding, net of
378,333 and 365,311 treasury shares at par, respectively	10,762	10,721
Paid in capital	2,720	1,562
Retained earnings	140,946	131,949
Accumulated other comprehensive loss	(4,100)	(13,084)

TOTAL SHAREHOLDERS’ EQUITY	150,328	131,148

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$204,472	$170,852

In 2007 we adopted FASB Staff Position No. AUG AIR — 1 retrospectively. Consequently at December 31, 2006 retained earnings increased by $215, accrued expenses decreased by $326 and deferred income taxes decreased $111.
In 2007 we changed the classification of the portion of inventories not expected to be sold within on year to non-current and included the amount in other assets. The comparable amount at December 31, 2006 has been reclassified accordingly.